Exhibit 99.1

Ingles Markets, Incorporated Announces $700 Million Notes Offering

ASHEVILLE, N.C.--(BUSINESS WIRE)--May 29, 2013--Ingles Markets, Incorporated (NASDAQ: IMKTA) today announced that it intends to offer $700 million aggregate principal amount of its senior notes due 2023 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

Ingles intends to use a substantial portion of the net proceeds from the offering to purchase any and all of its outstanding 8 7/8% Senior Notes due 2017 (the “8 7/8% Notes”) which are tendered in the tender offer and consent solicitation announced separately today. Currently, approximately $575 million aggregate principal amount of the 8 7/8% Notes are outstanding. The Company intends to apply the remaining net proceeds from the offering to repay certain other debt, to fund capital expenditures and for general corporate purposes.

No assurance can be given that the offering will be completed or, if completed, as to the terms on which it is completed. The offering is subject to market conditions and other customary conditions. The notes offered by Ingles will not be registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2012 Form 10-K and 2013 Forms 10-Q.

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer